Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectuses of ProKidney Corp. for the registration of Class A and B common stock and to the incorporation by reference therein of our report dated March 17 , 2025, with respect to the consolidated financial statements of ProKidney Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Atlanta, Georgia
March 31, 2025